Exhibit 99.1

PHOTOMEDEX, INC. ANNOUNCES THE PRICING OF

$40.0 MILLION OFFERING OF COMMON STOCK

Montgomeryville, PA (April 24, 2012) – PhotoMedex, Inc. (NasdaqGS: PHMD) today announced the pricing of concurrent registered offerings of 3,023,432 shares of its common stock at a price to the public of $13.23 per share. The gross proceeds to PhotoMedex from the offerings are expected to be approximately $40.0 million, before deducting underwriting discounts and commissions and other estimated offering expenses. The offerings are expected to close on or about April 27, 2012, subject to customary closing conditions. All of the shares in the offerings are to be sold by PhotoMedex.

PhotoMedex intends to use the net proceeds from the offerings for general corporate purposes, including capital expenditures, continued product development, sales and marketing initiatives and working capital. Canaccord Genuity is acting as the sole book-running manager with respect to the offering of 2,082,522 shares, and Maxim Group LLC is acting as co-manager. The remaining shares are being issued directly by PhotoMedex to select institutional investors.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

A shelf registration statement together with an accompanying base prospectus on Form S-3 relating to the shares was filed with the Securities and Exchange Commission (SEC) and is effective. The offerings are being made only by means of a prospectus supplement and accompanying prospectus. Before you invest, you should read the prospectus and the related prospectus supplement and any other document PhotoMedex has filed with the SEC for more complete information about PhotoMedex and the offerings. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies of the prospectus supplement and accompanying prospectus can be obtained by contacting Canaccord Genuity Inc., Attn: Syndicate Department, 99 High Street, 12th Floor, Boston, MA 02110, or by telephone at 617-371-3900.

About PhotoMedex

PhotoMedex is a global skin health company providing integrated disease management and aesthetic solutions to dermatologists, professional aestheticians and consumers. The company provides proprietary products and services that address skin diseases and conditions including psoriasis, vitiligo, acne, actinic keratosis (a precursor to certain types of skin cancer) and photo damage. Its experience in the physician market provides the platform to expand its skin health solutions to spa markets, as well as traditional retail, online and infomercial outlets for home-use products. As a result of its December 2011 merger with Radiancy Inc., PhotoMedex has added a range of home-use devices under the no!no!™ brand, for various indications including hair removal, acne treatment and skin rejuvenation. The company also offers a professional product line for acne clearance, skin tightening, psoriasis care and hair removal sold to physician clinics and spas.

Safe Harbor

Investors are cautioned that statements in this press release regarding the completion and timing of the offerings constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks related to the satisfaction of customary closing conditions related to the offerings. There can be no assurance that PhotoMedex will be able to complete the offerings on the anticipated terms, or at all. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed in PhotoMedex prospectus supplement related to the offerings that PhotoMedex expects to file with the Securities and Exchange Commission on or about April 24, 2012, and from time to time in PhotoMedex’s periodic reports, including its Annual Report on Form 10-K for the year ended December 31, 2011, available on the SEC’s web site at www.sec.gov.